Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report (which contains and explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated March 23, 2020, relating to the consolidated financial statements of Timber Pharmaceuticals, Inc. (formerly BioPharmX Corporation), which appears in the Annual Report on Form 10-K of Timber Pharmaceuticals, Inc. (formerly BioPharmX Corporation) for the year ended January 31, 2020. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ BPM LLP

San Jose, California

December 4, 2020